Exhibit 10.10

JFROG, INC.

Confirmatory Employment Letter

Shlomi Ben-Haim c/o JFrog, Inc.

270 E. Caribbean Dr.

Sunnyvale, CA 94089

Dear Shlomi:

This letter agreement (the “Agreement”) is entered into between JFrog, Inc. (the “Company” or “we”) and you. This Agreement is effective as of the date signed below (the “Effective Date”).     The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1.    Position. Your current title is Chief Executive Officer of the Company. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the prior approval of the Company’s Board of Directors (the “Board”). By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Compensation and Benefits.

(a)    Base Salary. Your rate of annual base salary as of the Effective Date will be $433,000 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures

(b)    Annual Bonus Opportunity. Your annual target bonus opportunity following the Effective Date will be fifty percent (50%) of your annual base salary (the “Target Bonus”). The Target Bonus amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses shall be determined in accordance with the terms and conditions of the Company’s Compensation Policy for Directors and Officers (the “Compensation Policy”) and the individual bonus policy attached hereto as Exhibit A (the “Bonus Policy”), provided that such Bonus Policy may be adjusted from time to time by the Board in its sole discretion. Bonuses will become earned and payable to you in accordance with terms of the Bonus Policy, provided that in no event will any bonus be paid to you after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned. You should note that the Company reserves the right to modify salaries and/or incentive compensation opportunities from time to time as it deems necessary, subject to the terms of the Compensation Policy.

(c)    Employee Benefits. As a full-time employee, you will continue to be eligible to participate in the Company’s standard benefits as in effect from time to time, on the same basis as those benefits are generally made available to other similarly situated executives of the Company, and subject to the Company’s policies. Such benefits are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.

(d)    Relocation Expense Reimbursements and Tax Neutrality Payments. You will be eligible to receive taxable reimbursements for the expenses incurred by you with respect to the items set forth in Exhibit B (the “Reimbursements”), up to a maximum amount of $50,000 per calendar year; provided that the Reimbursements will no longer be provided with respect to any expenses incurred more than ninety (90) days following the date that your primary place of employment is relocated to Israel. The Reimbursements will be subject to the retention of receipts and other documentation satisfactory to the Company and in accordance with the applicable policy of the Company, as in effect from time to time. The Reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from “Section 409A” (as defined below) is specified in the Company’s expense reimbursement policy. In addition, in order to make the Reimbursements tax neutral to you, the Company will provide to you an amount or amounts (the “Tax Neutrality Payment”), determined by the Company after consultation with you, to be necessary to pay federal, state, local and non-U.S. income and employment taxes, if any, incurred by you (i) arising as a result of the Reimbursements, and (ii) arising from the payments made to you pursuant to this sentence. The Tax Neutrality Payment will be calculated by the Company based on the highest marginal rates actually in effect for you at the time or times the applicable taxes related to the Reimbursements are due, and the Company’s determination of the Tax Neutrality Payment will be final and binding. The Tax Neutrality Payment will be paid either to you or to the relevant taxing authorities on your behalf, or a combination thereof, as soon as practicable following the date such amounts are due to the applicable taxing authorities, and may be paid in installments as due. The Tax Neutrality Payment is intended to be a payment described in Treasury Regulation 1.409A-3(i)(1)(v), and as such in all events will be paid no later than the end of your taxable year next following your taxable year in which you are required to remit the related taxes to the taxing authorities.

(e)    Equity Awards. You will be eligible to receive compensatory equity awards such as stock options or restricted stock unit awards from the Company or its affiliates on the terms and conditions determined by the Board in its sole discretion, subject to the terms of the Compensation Policy and any applicable Company equity plans.

(f)    Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in the Company’s expense reimbursement policy.

(g)    Vacation. You will be entitled to accrue paid vacation of twenty (20) business days per year in accordance with the Company’s vacation policy, as in effect from time to time.

(h)    Relocation to Israel. If your primary place of employment is relocated to Israel, the Company will provide you a lump sum payment of $35,000, subject to applicable withholdings, within thirty (30) days following the date that it is determined that your primary place of employment will be relocated to Israel.

3.    Severance & Change of Control Benefits. In connection with executing this Agreement, you are also entering into the Change in Control and Severance Agreement between you and the Company (the “Severance Agreement”), which is incorporated herein by reference.

4.    Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that you executed on (the “Confidentiality Agreement”) continue to be in effect.

5.    At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. However, as described in this Agreement, you may be entitled to severance benefits under the Severance Agreement depending on the circumstances of the termination of your employment with the Company.

6.    Tax Matters.

(a)    Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.

(b)    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

7.    Entire Agreement, Amendment and Enforcement. This Agreement, the Severance Agreement and the Confidentiality Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, but not limited to your Letter of Agreement – Relocation to the U.S. between you and the Company dated November 26, 2013, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof. To the extent you relocate to Israel, you shall be engaged by JFrog Ltd., the Company’s parent company (the “Parent”), and such engagement shall be made in accordance with and under the terms of the Parent’s executive form of employment agreement, and the terms covered by this Agreement shall be adjusted thereby, mutatis mutandis, such that the employer-cost associated therewith shall remain as reflected by this Agreement.

8.    Miscellaneous.

(a)    Arbitration. You that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.

(b)    Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e)    Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

* * * * *

We are extremely excited about your continued employment with the Company!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

JFROG, INC.

By: /s/

I have read and accept this Agreement:

/s/
Shlomi Ben-Haim

Dated:

EXHIBIT A

Bonus Policy

EXHIBIT B

Relocation Expense Reimbursements

1.	Annual Vacation Expenses: Cost of one vacation trip for Shlomi Ben Haim and immediate family once per year, including airfare, hotel, meals, and incidental expenses.

2.

Death in Family Expenses: Cost of round-trip coach class airfare from California to other states/countries and lodging pursuant to Company hotel guidelines for company travel outside of the U.S. for Shlomi Ben Haim and immediate family in the event of the death of a member of Shlomi Ben Haim’s immediate family or Shlomi Ben Haim’s spouse’s immediate family.

3.	Tax Consulting Expenses: Cost of professional service fees incurred by Shlomi Ben Haim related to tax advice.

4.

General Relocation Expenses: Cost of ongoing expenses incurred by Shlomi Ben Haim as a result of his relocation from Israel to the United States, including (but not limited to) professional advisor fees.